ASSISTANT SECRETARY’S/ASSISTANT CLERK’S CERTIFICATE

I, Alexandra Riedel, solely in my capacity as Assistant Secretary of The Charles Schwab Family of Funds, Schwab Annuity Portfolios, Schwab Investments, Schwab Capital Trust, each a Massachusetts business trust; Assistant Secretary of Schwab Strategic Trust, a Delaware statutory trust; and Assistant Clerk of Laudus Trust, a Massachusetts business trust (each a “Trust” and collectively, the “Trusts”), hereby certify on behalf of the Trusts, pursuant to Rule 483(b) under the Securities Act of 1933, that the following resolution was unanimously approved at the meeting of the Board of Trustees of the Trusts held on June 9, 2020:

RESOLVED, that the Trustees hereby approve and authorize the use of the Powers of Attorney executed by the Trustees and certain officers of the Trusts appointing David Lekich, Catherine MacGregor, Robin Nesbitt, Douglas P. Dick, Jeremy I. Senderowicz and Stephen T. Cohen as attorneys-in-fact for the purpose of signing and filing on behalf of the Trusts their registration statements and any amendments thereto under the Securities Act of 1933 and the Investment Company Act of 1940 with the SEC, and the attorneys in-fact are hereby authorized to act in accordance with such Powers of Attorney for the purposes described in the Powers of Attorney.

IN WITNESS WHEREOF, I hereunto subscribe my name this 10th day of June, 2020.

/s/ Alexandra Riedel
Alexandra Riedel Assistant Secretary/Assistant Clerk